February 8, 2013

Medgenics, Inc.

555 California Street

Suite 365

San Francisco, California 94104

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the offering and sale (the “Offering”) by Medgenics, Inc., a Delaware corporation (the “Company”), of:

(a)	up to an aggregate of 6,440,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

(b)	Series 2013-A warrants to purchase up to an aggregate of 3,220,000 shares of Common Stock (the “Warrants”); and

(c)	up to an aggregate of 3,220,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares,” and collectively with the Shares and the Warrants, the “Securities”).

The Securities are being offered and sold pursuant to a Registration Statement on Form S-3 (Registration No. 333-184431) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 16, 2012, which was declared effective on October 26, 2012 (the “Registration Statement”), including a prospectus dated October 26, 2012 (the “Base Prospectus”) and a prospectus supplement dated February 8, 2013 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have made such legal and factual investigation as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, and the exhibits thereto, (ii) the form of Warrant, (iii) the Amended and Restated Certificate of Incorporation of the Company, dated as of December 3, 2007, as amended by a Certificate of Amendment dated as of June 4, 2009 and as further amended by a Certificate of Amendment dated as of February 14, 2011 (collectively, the “Certificate of Incorporation”), (iv) the Second Amended and Restated By-Laws of the Company dated as of March 5, 2012, (v) the Underwriting Agreement dated February 8, 2013 by and between the Company and Maxim Group LLC, as representative of the several underwriters named therein, (vi) resolutions of the Board of Directors of the Company dated October 15, 2012, February 4, 2013 and February 7, 2013, and (vii) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, and the conformity of the Warrants to the form of Warrant included as an exhibit to the Registration Statement. As to matters of fact, we have relied upon representations of officers of the Company.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued under the Certificate of Incorporation. Further, we have assumed that the Warrant Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

200 West Madison Street, Suite 3900 I Chicago, Illinois 60606 I T. 312.984.3100 I F. 312.984.3150 I bfkn.com

February 8, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

(1)	the Shares, when issued and sold by the Company in accordance with the Registration Statement (including the Prospectus), will be validly issued, fully paid and non-assessable;

(2)	the Warrants, when issued and sold by the Company in accordance with the Registration Statement (including the Prospectus), will be binding obligations of the Company; and

(3)	the Warrant Shares, when issued and sold by the Company upon exercise of Warrants as contemplated by the Registration Statement (including the Prospectus) and as provided in such Warrants, will be validly issued, fully paid and non-assessable.

Our opinion set forth in paragraph (2) above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and, as to the Warrants constituting binding obligations of the Company, solely to the laws of the State of New York.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date hereof or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

We hereby consent to the reference to our firm in the Prospectus under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP